UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2016 (November 3, 2016)

Blue Sphere Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-55127	98-0550257
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 McCullough Drive, 4th Floor, Charlotte, North Carolina 28262

(Address of principal executive offices) (Zip Code)

704-909-2806

(Registrant’s telephone number, including area code)

_____________________________________________________

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report, all references to the terms “we”, “us”, “our”, “Blue Sphere” or the “Company” refer to Blue Sphere Corporation and its wholly-owned subsidiaries, unless the context clearly requires otherwise.

Item 8.01. Other Items

On October 22, 2016, the law firm of JS Barkats PLLC filed a complaint against the Company and Shlomo Palas, the Company’s Chief Executive Officer, seeking allegedly unpaid legal fees for services rendered from June 9, 2011 through April 23, 2012 in the amount of USD $428,964.70, plus interest for a total of USD $652,000 (the “Barkats Litigation”). The Barkats Litigation was filed as JS Barkats PLLC v. Blue Sphere Corporation and Shlomo Palas with the Supreme Court of the State of New York for the County of New York (the “New York Court”), Index No. 655600/2016. On October 26, 2016, without notice to the Company or Mr. Palas or an opportunity to be heard, the New York Court issued a Temporary Restraining Order (the “TRO”) in favor JS Barkats PLLC, prohibiting the Company and Mr. Palas from “transferring or dissipating their assets … to the extent of $652,000”, pending the return date of JS Barkats PLLC’s asset attachment motion, due November 17, 2016. On October 28, 2016, the Company received notice of the foregoing.

On October 31, 2016, the Company removed the Barkats Litigation to federal court, filed as JS Barkats PLLC v. Blue Sphere Corporation and Shlomo Palas with the United Stated District Court, Southern District Court of New York, Docket No. 1:16-cv-08404.

The Company terminated the services of JS Barkats LLC in 2012 and believes the claims brought by JS Barkats PLLC are without merit, that the TRO was improvidently granted, and that JS Barkats PLLC misrepresented, mischaracterized and omitted material facts and the law in seeking the TRO. The Company intends to rigorously defend against the Barkats Litigation, the TRO and any other attempts to attach the assets of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Sphere Corporation

Dated: November 3, 2016	By:	/s/ Shlomi Palas
Name: Shlomi Palas
Title: President and Chief Executive Officer